EXHIBIT  99.1



(BW)  (INTERVEST-BANCSHARES)  (IBCA)

                        INTERVEST BANCSHARES CORPORATION
                        --------------------------------
                         COMPLETES RECORD YEAR FOR 2006
                         ------------------------------
                    REPORTS ANNUAL EARNINGS OF $23.5 MILLION
                    ----------------------------------------

        Business Editors - New York - (Business Wire - January 16, 2007)

     Intervest Bancshares Corporation (NASDAQ-GS: IBCA) (the "Company") today reported that its consolidated net earnings for 2006 increased by $5.3 million, or 29%, to $23.5 million or $2.82 per diluted share, from $18.2 million or $2.47 per diluted share for 2005, representing the seventh consecutive year of increased earnings for the Company. For the fourth quarter of 2006 ("Q4-2006"), consolidated net earnings amounted to $5.8 million, $0.69 per diluted share, unchanged from net earnings of $5.8 million, or $0.71 per diluted share for the fourth quarter of 2005 ("Q4-2005"). The earnings per share calculations for Q4-2006 and full year 2006 included a greater number of average shares outstanding.

     Earnings for Q4-2006 remained unchanged from Q4-2005 due to offsetting factors. Net interest and dividend income decreased by $0.1 million to $12.2 million in Q4-2006, as continued growth in the Company's interest-earning assets was offset by a lower net interest margin. Total average loans outstanding grew by $128 million to $1.49 billion and average security investments outstanding grew by $174 million to $431 million, while the Company's net interest margin decreased from 2.94% in Q4-2005 to 2.48% in Q4-2006. The lower margin reflects the effects of a higher cost of funds, lower competitive pricing for new loans and a persistent flat to inverted treasury yield curve. Noninterest income remained unchanged at $1.9 million in Q4-2006 as income from loan prepayments remained at a comparable level. The provision for loan losses for Q4-2006 was unchanged at $0.8 million as a decrease in the rate of net loan growth over Q4-2005 was offset by the impact of a decrease in the internal credit ratings of several loans. Noninterest expenses increased by $0.3 million in Q4-2006 primarily due to the expensing of $0.5 million of unamortized issuance costs associated with the early repayment of debentures with higher interest rates. The provision for income taxes decreased by $0.3 million in Q4-2006 due to lower pretax income as well as a refund of taxes paid in prior years. The Company's effective income tax rate was approximately 42% in Q4-2006, compared to 44% in Q4-2005. The Company had 72 employees at December 31, 2006, compared to 69 at
December  31,  2005.

     The Company's efficiency ratio, which is a measure of its ability to control expenses as a percentage of its revenues, continued to be favorable and was 23% for Q4-2006, compared to 21% for Q4-2005. The Company's return on average assets and equity was 1.18% and 14.56% in Q4-2006, compared to 1.40% and 17.81% in Q4-2005, respectively. Book value per common share rose to $20.31 at December 31, 2006, from $17.41 at December 31, 2005.

     Earnings for 2006 increased by $5.3 million over 2005 due to a $9.9 million increase in net interest and dividend income, a $1.4 million decrease in the provision for loan losses and a $0.2 million increase in noninterest income. These improvements were partially offset by a $2.3 million increase in noninterest expenses and a $3.9 million increase in the provision for income taxes. The increase in net interest and dividend income was due to a $245 million and $85 million increase in average loans and security investments outstanding, respectively, and a higher net interest margin of 2.75% in 2006, compared to 2.70% in 2005. The increase in noninterest income was due to a higher level of banking fee income and fees earned from loan commitments that expired unfunded, partially offset by a lower level of income from loan prepayments. The increase in noninterest expenses reflected a one-time charge of $1.5 million ($0.9 million after tax) resulting from the Company's contractual obligation to provide death benefit payments to the spouse of the Company's former Chairman and founder, Jerome Dansker (who passed away in 2006), as well as increases in professional fees and other operating expenses associated largely with the Company's growth in total assets, and the expense associated with the early retirement of debt as noted above. The decrease in the provision for loan losses was due to the net effect of the same factors discussed in the quarterly period. The Company's effective income tax rate was approximately 43% in 2006, compared to 44% in 2005.

     The Company's efficiency ratio for 2006 was 20% (excluding the one-time charge noted earlier), compared to 23% for 2005. The Company's return on average assets and equity was 1.28% and 15.82% for 2006, compared to 1.20% and 16.91% for 2005, respectively.

     Total consolidated assets at December 31, 2006 increased by 16% to $1.97 billion from $1.71 billion at December 31, 2005. The increase reflected the growth in the Company's loan portfolio and security investments.

     Total consolidated cash and other short-term investments at December 31, 2006 amounted to $40 million, compared to $57 million at December 31, 2005. The decrease reflected the deployment of funds into loans and securities.

     Total consolidated loans, net of unearned fees, at December 31, 2006 increased by 9% to $1.49 billion from $1.37 billion at December 31, 2005. The increase was due to new originations secured by commercial and multifamily real estate exceeding principal repayments. New originations totaled $111 million in Q4-2006 and $548 million for the full year 2006, compared to $161 million and $707 million, respectively, for the same periods of 2005. Loans on nonaccrual status amounted to $3.3 million at December 31, 2006, compared $0.8 million at December 31, 2005.

     The total consolidated allowance for loan losses amounted to $17.8 million at December 31, 2006, compared to $15.2 million at December 31, 2005. The allowance represented 1.20% of total loans (net of deferred fees) outstanding at December 31, 2006 and 1.11% at December 31, 2005. The increase in the allowance was due to provisions aggregating $2.6 million during 2006 resulting largely from net loan growth of $123 million from December 31, 2005 and from a decrease in the internal credit ratings of several loans.

     Total consolidated security investments at December 31, 2006 increased 60% to $411 million from $257 million at December 31, 2005. The investment portfolio is held by Intervest National Bank and had a weighted-average remaining maturity of 2.3 years and a yield of 4.88% at December 31, 2006, compared to 1.1 years and a yield of 3.26% at December 31, 2005. Intervest National Bank continues to invest in short-term U.S. government agency debt obligations to emphasize liquidity and currently targets its loan-to-deposit ratio at approximately 85%.

     Total consolidated deposits at December 31, 2006 increased by 16% to $1.59 billion from $1.38 billion at December 31, 2005, reflecting an increase in certificate of deposit accounts of $217 million partially offset by a net decrease in checking, savings and money market accounts totaling $4 million.

     Total consolidated borrowed funds and related interest payable at December 31, 2006 increased by 11% to $173 million from $156 million at December 31, 2005. The increase was due to an increase in short-term FHLBNY advances of $25 million, partially offset by an $8 million net decrease in outstanding debentures and related interest payable. In December 2006, $15 million of trust preferred securities with a fixed rate of 9.88% were repaid prior to their contractual maturity.

     Total consolidated stockholders' equity at December 31, 2006 increased by 25% to $170 million from $136 million at December 31, 2005. The increase resulted from $23.5 million of net earnings, $0.7 million from the conversion of convertible debentures into common stock and $9.6 million from the exercise of Class A common stock warrants.

     Intervest Bancshares Corporation is a financial holding company. Its operating subsidiaries are: Intervest National Bank, a nationally chartered commercial bank, that has its headquarters and full-service banking office at One Rockefeller Plaza, in New York City, and a total of six full-service banking offices in Clearwater and Gulfport, Florida; and Intervest Mortgage Corporation, a mortgage investment company. Intervest National Bank maintains capital ratios in excess of the regulatory requirements to be designated as a well-capitalized institution.

     Intervest Bancshares Corporation's Class A Common Stock is listed on the NASDAQ Global Select Market: Trading Symbol IBCA.

This press release may contain forward-looking information. Except for historical information, the matters discussed herein are subject to certain risks and uncertainties that may affect the Company's actual results of operations. The following important factors, among others, could cause actual results to differ materially from those set forth in forward looking statements: changes in general economic conditions in the Company's market areas; changes in policies by regulatory agencies; fluctuations in interest rates; demand for loans; and competition. Reference is made to the Company's filings with the SEC for further discussion of risks and uncertainties regarding the Company's business. Historical results are not necessarily indicative of the future prospects of the Company.

CONTACT: LOWELL S. DANSKER, CHAIRMAN, INTERVEST BANCSHARES CORPORATION One Rockefeller Plaza (Suite 400)
New York, New York 10020-2002
Phone 212-218-2800 Fax 212-218-2808

              SELECTED CONSOLIDATED FINANCIAL INFORMATION FOLLOWS.

                                               INTERVEST BANCSHARES CORPORATION
                                               --------------------------------

                                         SELECTED CONSOLIDATED FINANCIAL INFORMATION
------------------------------------------------------------------------------------------------------------------------------
                                                                        QUARTER ENDED                     YEAR ENDED
(Dollars in thousands, except per share amounts)                         DECEMBER 31,                    DECEMBER 31,
                                                               --------------------------------------------------------------
                                                                    2006            2005            2006            2005
------------------------------------------------------------------------------------------------------------------------------
SELECTED OPERATING DATA:
Interest and dividend income. . . . . . . . . . . . . . . . .  $      34,042   $      28,856   $     128,605   $      97,881
Interest expense. . . . . . . . . . . . . . . . . . . . . . .         21,864          16,558          78,297          57,447
                                                               --------------------------------------------------------------
Net interest and dividend income. . . . . . . . . . . . . . .         12,178          12,298          50,308          40,434
Provision for loan losses . . . . . . . . . . . . . . . . . .            795             787           2,652           4,075
                                                               --------------------------------------------------------------
Net interest and dividend income
    after provision for loan losses . . . . . . . . . . . . .         11,383          11,511          47,656          36,359
Noninterest income. . . . . . . . . . . . . . . . . . . . . .          1,946           1,894           6,855           6,594
Noninterest expenses. . . . . . . . . . . . . . . . . . . . .          3,297           3,014          13,027          10,703
                                                               --------------------------------------------------------------
Earnings before income taxes. . . . . . . . . . . . . . . . .         10,032          10,391          41,484          32,250
Provision for income taxes. . . . . . . . . . . . . . . . . .          4,213           4,544          17,953          14,066
                                                               --------------------------------------------------------------
NET EARNINGS. . . . . . . . . . . . . . . . . . . . . . . . .  $       5,819   $       5,847   $      23,531   $      18,184
                                                               ==============================================================

BASIC EARNINGS PER SHARE. . . . . . . . . . . . . . . . . . .  $        0.72   $        0.75   $        2.98   $        2.65
DILUTED EARNINGS PER SHARE. . . . . . . . . . . . . . . . . .  $        0.69   $        0.71   $        2.82   $        2.47

Adjusted net earnings for diluted earnings per share (1). . .  $       5,854   $       5,897   $      23,679   $      18,399
Weighted-average common shares and common
  equivalent shares outstanding for computing:
    Basic earnings per share. . . . . . . . . . . . . . . . .      8,051,357       7,784,167       7,893,489       6,861,887
    Diluted earnings per share (2). . . . . . . . . . . . . .      8,507,245       8,356,508       8,401,379       7,449,658
Common shares outstanding at end of period. . . . . . . . . .      8,371,595       7,823,058       8,371,595       7,823,058
Common stock warrants outstanding at end of period. . . . . .        195,000         696,465         195,000         696,465

Yield on interest-earning assets. . . . . . . . . . . . . . .           6.93%           6.90%           7.04%           6.53%
Cost of funds . . . . . . . . . . . . . . . . . . . . . . . .           4.93%           4.40%           4.74%           4.21%
Net interest margin . . . . . . . . . . . . . . . . . . . . .           2.48%           2.94%           2.75%           2.70%
Return on average assets (3). . . . . . . . . . . . . . . . .           1.18%           1.40%           1.28%           1.20%
Return on average equity (3). . . . . . . . . . . . . . . . .          14.56%          17.81%          15.82%          16.91%
Effective income tax rate . . . . . . . . . . . . . . . . . .          42.00%          43.73%          43.28%          43.62%
Efficiency ratio (4). . . . . . . . . . . . . . . . . . . . .             23%             21%             23%             23%
------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------
                                                            AT           AT           AT           AT           AT
                                                          DEC 31,      SEP 30,      JUN 30,      MAR 31,      DEC 31,
SELECTED FINANCIAL CONDITION INFORMATION:                  2006         2006         2006         2006         2005
-----------------------------------------------------------------------------------------------------------------------
Total assets . . . . . . . . . . . . . . . . . . . . .  $1,971,753   $1,970,106   $1,791,672   $1,790,524   $1,706,423
Total cash and short-term investments. . . . . . . . .  $   40,195   $  103,001   $   19,540   $   27,831   $   56,716
Total securities held to maturity. . . . . . . . . . .  $  404,015   $  340,783   $  300,779   $  327,974   $  251,508
Total FRB and FHLB stock . . . . . . . . . . . . . . .  $    6,938   $    5,813   $    5,813   $    6,299   $    5,241
Total loans, net of unearned fees. . . . . . . . . . .  $1,490,653   $1,492,352   $1,439,436   $1,402,008   $1,367,986
Total deposits . . . . . . . . . . . . . . . . . . . .  $1,588,534   $1,601,124   $1,450,955   $1,429,681   $1,375,330
Total borrowed funds and accrued interest payable. . .  $  172,909   $  174,080   $  149,528   $  178,480   $  155,725
Total stockholders' equity . . . . . . . . . . . . . .  $  170,046   $  154,402   $  149,413   $  142,828   $  136,178
Total allowance for loan losses. . . . . . . . . . . .  $   17,833   $   17,038   $   16,131   $   15,542   $   15,181
Total loans ninety days past due and still accruing. .  $        -   $   18,639   $    1,332   $    1,505   $    2,649
Total nonperforming loans. . . . . . . . . . . . . . .  $    3,274   $    7,672   $    3,076   $    1,725   $      750
Total loan chargeoffs. . . . . . . . . . . . . . . . .  $        -   $        -   $        -   $        -   $        -
Book value per common share. . . . . . . . . . . . . .  $    20.31   $    19.66   $    19.04   $    18.22   $    17.41
Allowance for loan losses / net loans. . . . . . . . .        1.20%        1.14%        1.12%        1.11%        1.11%
-----------------------------------------------------------------------------------------------------------------------

(1) Represents net earnings plus interest expense on dilutive convertible debentures, net of taxes, that would not occur if the convertible debentures were assumed to be converted for purposes of computing diluted earnings per share.

(2) Diluted EPS includes shares that would be outstanding if dilutive common stock warrants and convertible debentures were assumed to be exercised/converted during the period. All outstanding warrants were considered for the EPS computations.

     Convertible debentures (principal and accrued interest) outstanding at December 31, 2006 and 2005 totaling $2,946,000 and $3,483,000, respectively, were convertible into common stock at a price of $16.00 per share in 2006 and $14.00 per share in 2005. Assumed conversion results in additional common shares (based on average balances outstanding) of approximately 195,000 in the 2006 EPS computations and 300,000 in the 2005 EPS computations.

(3)  Returns for the quarterly periods have been annualized.

(4) Represents noninterest expenses (excluding the provision for loan losses) as a percentage of net interest and dividend income plus noninterest income. Noninterest expenses for the twelve-month period of 2006 included a one-time charge of $1.5 million.

                                            INTERVEST BANCSHARES CORPORATION
                                            --------------------------------
                                           CONSOLIDATED FINANCIAL HIGHLIGHTS

------------------------------------------------------------------------------------------------------------------
                                                                     At or For The Period Ended
                                                ------------------------------------------------------------------
                                                   Year         Year         Year         Year
                                                   Ended        Ended        Ended        Ended          Year
($in thousands, except per share amounts)         Dec 31,      Dec 31,      Dec 31,      Dec 31,        Ended
                                                   2006         2005         2004         2003       Dec 31, 2002
------------------------------------------------------------------------------------------------------------------
BALANCE SHEET HIGHLIGHTS:
Total assets . . . . . . . . . . . . . . . . .  $1,971,753   $1,706,423   $1,316,751   $  911,523   $     686,443
Asset growth rate. . . . . . . . . . . . . . .          16%          30%          44%          33%             34%
Total loans, net of unearned fees. . . . . . .  $1,490,653   $1,367,986   $1,015,396   $  671,125   $     489,912
Loan growth rate . . . . . . . . . . . . . . .           9%          35%          51%          37%             33%
Total deposits . . . . . . . . . . . . . . . .  $1,588,534   $1,375,330   $  993,872   $  675,513   $     505,958
Deposit growth rate. . . . . . . . . . . . . .          16%          38%          47%          34%             40%
Loans/deposits (Intervest National Bank) . . .          84%          88%          86%          79%             76%
Borrowed funds and accrued interest payable. .  $  172,909   $  155,725   $  202,682   $  140,383   $     114,032
Stockholders' equity . . . . . . . . . . . . .  $  170,046   $  136,178   $   90,094   $   75,385   $      53,126
Common shares outstanding (1). . . . . . . . .   8,371,595    7,823,058    6,271,433    5,988,377       4,703,087
Common book value per share. . . . . . . . . .  $    20.31   $    17.41   $    14.37   $    12.59   $       11.30
Market price per common share. . . . . . . . .  $    34.41   $    24.04   $    19.74   $    14.65   $       10.80
------------------------------------------------------------------------------------------------------------------
ASSET QUALITY HIGHLIGHTS
Nonperforming loans. . . . . . . . . . . . . .  $    3,274   $      750   $    4,607   $    8,474   $           -
Allowance for loan losses. . . . . . . . . . .  $   17,833   $   15,181   $   11,106   $    6,580   $       4,611
Loans ninety days past due and still accruing.  $        -   $    2,649   $        -   $        -   $           -
Loan recoveries (2). . . . . . . . . . . . . .  $        -   $        -   $        -   $        -   $         107
Loan chargeoffs (3). . . . . . . . . . . . . .  $        -   $        -   $        -   $        -   $         150
Foreclosed real estate . . . . . . . . . . . .  $        -   $        -   $        -   $        -   $       1,081
Allowance for loan losses / net loans. . . . .        1.20%        1.11%        1.09%        0.98%           0.94%
------------------------------------------------------------------------------------------------------------------
STATEMENT OF OPERATIONS HIGHLIGHTS:
Interest and dividend income . . . . . . . . .  $  128,605   $   97,881   $   66,549   $   50,464   $      43,479
Interest expense . . . . . . . . . . . . . . .      78,297       57,447       38,683       28,564          26,325
                                                ------------------------------------------------------------------
Net interest and dividend income . . . . . . .      50,308       40,434       27,866       21,900          17,154
Provision for loan losses. . . . . . . . . . .       2,652        4,075        4,526        1,969           1,274
Noninterest income . . . . . . . . . . . . . .       6,855        6,594        5,140        3,321           2,218
Noninterest expenses . . . . . . . . . . . . .      13,027       10,703        8,251        7,259           6,479
                                                ------------------------------------------------------------------
Earnings before income taxes . . . . . . . . .      41,484       32,250       20,229       15,993          11,619
Provision for income taxes . . . . . . . . . .      17,953       14,066        8,776        6,873           4,713
                                                ------------------------------------------------------------------
Net earnings . . . . . . . . . . . . . . . . .  $   23,531   $   18,184   $   11,453   $    9,120   $       6,906
                                                ------------------------------------------------------------------
Basic earnings per share . . . . . . . . . . .  $     2.98   $     2.65   $     1.89   $     1.85   $        1.71
Diluted earnings per share . . . . . . . . . .  $     2.82   $     2.47   $     1.71   $     1.53   $        1.37
Adjusted net earnings used to calculate
      diluted earnings per share . . . . . . .  $   23,679   $   18,399   $   11,707   $    9,572   $       7,342
Average common shares used to calculate:
    Basic earnings per share . . . . . . . . .   7,893,489    6,861,887    6,068,755    4,938,995       4,043,619
    Diluted earnings per share . . . . . . . .   8,401,379    7,449,658    6,826,176    6,257,720       5,348,121
Net interest margin. . . . . . . . . . . . . .        2.75%        2.70%        2.52%        2.90%           2.88%
Return on average assets . . . . . . . . . . .        1.28%        1.20%        1.02%        1.19%           1.13%
Return on average equity . . . . . . . . . . .       15.82%       16.91%       14.14%       15.34%          15.56%
Effective income tax rate. . . . . . . . . . .       43.28%       43.62%       43.38%       42.98%          40.56%
Efficiency ratio (4) . . . . . . . . . . . . .          23%          23%          25%          29%             33%
Full-service banking offices . . . . . . . . .           7            6            6            6               6
------------------------------------------------------------------------------------------------------------------

(1) The increase of 548,537 shares in 2006 from 2005 was due to 501,465 from the exercise of Class A common stock warrants and 47,072 from the conversion of convertible debentures. The increase in shares in 2005 from 2004 was due to 1,436,468 from a public offering of Class A common stock and 115,157 from the conversion of convertible debentures into Class A common stock. The increase in 2004 from 2003 was due to 42,510 from the exercise of Class A common stock warrants and 240,546 from the conversion of convertible debentures. The increase in 2003 from 2002 was due to the following: 945,717 from the exercise of Class A common stock warrants; 309,573 from the conversion of convertible debentures; and 30,000 from newly issued Class B common stock in connection with the acquisition of Intervest Securities Corporation.
(2) The amount for 2002 represents proceeds received from the sale of collateral from a loan that was charged off prior to 1997.
(3) The amount for 2002 represents a chargeoff taken in connection with the transfer of a nonperforming loan to foreclosed real estate.
(4) Noninterest expenses (excluding the provision for loan losses) as a percentage of net interest and dividend income plus noninterest income. Noninterest expenses for 2006 included a one-time charge of $1.5 million.